Exhibit 99.1

CORONUS SOLAR INC.

Suite 1100 - 1200 West 73rd Avenue Vancouver, B.C. V6P 6G5 Canada	Telephone 604-267-7078 Facsimile 604-267-7080 www.coronusenergy.com

NEWS RELEASE For Immediate Release	OTCBB - CRNSF
ENTRY INTO VACANT LAND PURCHASE AGREEMENT

Vancouver, B.C. – September 29, 2011 – Jeff Thachuk, President of Coronus Solar Inc. (the “Company”) announced today that on September 23, 2011, the Company’s wholly-owned subsidiary, Coronus Energy Corp. (“Coronus”), entered into a Vacant Land Purchase Agreement (the “Adelanto West Agreement”). Under the Adelanto West Agreement, Coronus agrees to acquire a 40 acre parcel of vacant land, situated in the City of Adelanto, County of San Bernardino, California, from Zacarias and Elisa Ramirez. The purchase price is USD $400,000. Coronus deposited USD $1,000 into escrow and agrees to deposit an additional USD $199,000 within sufficient time to close escrow. Zacarias and Elisa Ramirez agree to carry back the balance amount of USD $200,000 for two years at 7% per annum interest, with monthly payments of interest only. Close of escrow is November 22, 2011. The Adelanto West Agreement is subject to Coronus’ Board of Director approval on or before November 15, 2011. There can be no assurance Coronus’ Board of Director approval will be obtained.

Additionally, on September 28, 2011, Coronus and S&A Real Estate Development, LLC cancelled the Vacant Land Purchase Agreement (the “Phelan East Agreement”), dated September 16, 2011, entered into by Coronus, as Buyer, and S&A Real Estate Development, LLC, as Seller. The Company first reported the Phelan East Agreement in the Company's News Release of September 19, 2011. Under the Phelan East Agreement, Coronus agreed to acquire a 34.44 acre parcel of vacant land, situated east of Phelan, in the County of San Bernardino, California. The purchase price was USD $150,000. Coronus deposited USD $3,000 into escrow and agreed to deposit an additional USD $147,000 within sufficient time to close escrow. Close of escrow was November 4, 2011. The Phelan East Agreement was subject to Coronus’ Board of Director approval on or before October 31, 2011. Coronus’ Board of Directors rejected the Phelan East Agreement due to anticipated challenges in relation to solar PV system grid interconnection.

Coronus Solar Inc.	News Release	Page 1 of 2

On behalf of the Board of Directors,

Coronus Solar Inc.

“Jeff Thachuk ”

Jeff Thachuk

President

Forward Looking Statements:  Statements included in this announcement, including statements concerning our plans, intentions and expectations, which are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements”. Forward-looking statements may be identified by words including “anticipates”, “believes”, “intends”, “estimates”, “expects” and similar expressions. The company cautions readers that forward-looking statements, including without limitation those relating to the company's future operations and business prospects, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements.

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